Exhibit 10.1

CONFIDENTIAL SEVERANCE AGREEMENT AND RELEASE (with Agreement of Non-Solicitation and Non-Competition and Special Vesting Agreement) by and between Team, Inc. and Ted W. Owen

A.    INTRODUCTION

Ted W. Owen is a resident of Houston, Texas and has been the President and Chief Executive Officer of Team, Inc. In this Confidential Severance Agreement and Release (this “Agreement”), “Employee” means Ted W. Owen and “Team” means Team, Inc. and its affiliated entities. Employee and Team, Inc. are entering into this Agreement on September 18, 2017. The purpose of this Agreement is to state the conditions of Employee’s termination of employment and to resolve any employment-related issues that exist or might exist between Employee and Team. Reference is made to the Letter Agreement for Consulting Services, of even date herewith, between Team, Inc. and Employee (the “Consulting Agreement”).
In exchange for the promises of Employee set forth below and Employee’s continued compliance with these promises, Team agrees to do the following:
B.    EMPLOYEE RESIGNATIONS
Employee hereby resigns, effective as of September 18, 2017, as (i) President and Chief Executive Officer of Team, Inc., (ii) as a member of the Board of Directors of Team, Inc., and (iii) as an officer or director of any subsidiary of Team, Inc. and Employee agrees to take any further action reasonably requested by Team, Inc. to effectuate the foregoing. The last day of Employee’s employment with Team will be, and Employee hereby resigns as an Employee of Team, effective as of, December 31, 2017, unless his employment is terminated earlier (the date on which Employee’s employment with Team terminates, the “Last Day of Employment”).
C.    TEAM’S PROMISES TO EMPLOYEE
(1)    Compensation Through Last Day of Employment. Until the Last Day of Employment, Employee will, subject to his continued employment with Team, (i) continue to receive his base salary through the Last Day of Employment at the annual rate of $650,000, and (ii) continue to participate in the Company’s health and welfare plans in the ordinary course of business through the Last Day of Employment. Employee will cease to receive his base salary and will cease to participate in Team’s employee benefit plans effective on the Last Day of Employment.
(2)    Severance Pay. Team agrees to provide severance pay to Employee in the amount of $985,000, less applicable withholdings as required by law (“Severance Pay”), subject to the terms and conditions of this Agreement. Subject to, and contingent upon the satisfaction of the Release Conditions (as defined below) the Severance Pay will be paid as follows:

•	A lump sum payment of $445,000, less applicable withholdings as required by law, on the 1st day of the second month following the Last Day of Employment; and

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36 separate payments of $15,000 each (each such payment, an “Installment”), less applicable withholdings as required by law, payable on the 15th and the last day of each month beginning on the 15th day of the second month following the Last Day of Employment; provided, that if a Change of Control (as defined in the Team, Inc. 2016 Equity Incentive Plan) occurs prior to the payment of the last Installment, then all Installments that remain unpaid as of the Change of Control shall be paid to Employee in a single lump sum within five (5) calendar days following the Change of Control.

In addition to the Severance Pay, subject to the satisfaction of the Release Conditions, Team will make an additional lump sum payment of $19,000 (the “Additional Payment”), less applicable withholdings, to Employee with the first Severance Pay installment. Employee acknowledges and agrees that except as provided in this Agreement and the Consulting Agreement, Employee shall have no entitlement to any additional compensation from Team in respect of his employment or termination of employment.
(3)    Special Vesting Agreement. The unvested restricted stock units set forth on Exhibit A-1 to this Agreement shall continue to vest in accordance with their terms, subject to Employee’s continued employment through the applicable vesting dates. Subject to Employee’s provision of the Consulting Services (as defined in the Consulting Agreement) pursuant to the Consulting Agreement through the earlier of (a) June 30, 2018, and (b) (i) the termination of the Consulting Agreement pursuant to Section 1(a) of the Consulting Agreement or (ii) the termination of the Consulting Agreement by the Company pursuant to Section 1(e) of the Consulting Agreement (such earlier date, the “Consulting Termination Date”), Team will vest Employee’s unvested restricted stock units previously awarded pursuant to the Team, Inc. 2006 Stock Incentive Plan and the Team, Inc. 2016 Equity Incentive Plan, in each case, as amended (“Plan Documents”), and the associated Restricted Stock Unit Agreements (the “RSU Agreements”) listed on Exhibit A-2 to this Agreement, and, except as otherwise provided in this Agreement, deliver the underlying shares to Employee in accordance with the original vesting schedule as set forth on Exhibit A-2 to this Agreement under the “Delivery Date” column (the “Special Vesting”). From the Special Vesting, Team will withhold, as required, for any local, state and federal taxes, FICA, and other required payroll deductions (“Deductions”), but will not withhold for the 401(k) Plan, health and welfare plans or other benefit plans. The Special Vesting will not be eligible for employer matching under the 401(k) Plan. To the extent that any of the Deductions are required at or prior to the delivery date of the underlying shares, Team, at its option, may withhold the required amount of the Deductions from any other compensation due Employee or require Employee to remit such required Deductions to Team in cash prior to delivery of the shares. If Employee violates any of the provisions of this Agreement or breaches Employee’s obligations under the Consulting Agreement, then any shares of Team’s stock that would have been delivered to Employee on a “Delivery Date” shall be forfeited on the date such violation occurs. All other terms and conditions of the RSU Agreements and the Plan Document remain in full force and effect. The Parties agree that this Paragraph C(3) shall be deemed to be a “Special Vesting Agreement” for purposes of the Restricted Stock Unit Awards listed on Exhibit A-2.
(4)    Acknowledgement and Agreement. Employee acknowledges that the Severance Pay, the Additional Payment, and the Special Vesting Agreement provided in this Agreement by Team are not due to Employee under any agreement or obligation of Team and are provided solely in exchange for Employee’s promises made in this Agreement and Employee’s continued compliance with all terms of this Agreement. Any breach by Employee of this Agreement or the Consulting Agreement will relinquish Employee’s rights to the consideration from Team under this Agreement including all of the payments made under Paragraph C(2) of this Agreement, any future vesting or unvested shares under Paragraph C(3) of this Agreement, and forfeiture of any Returnable Share Value as stated in the RSU Agreements referenced under Paragraph C(3) of this Agreement.

D.    EMPLOYEE’S PROMISES TO TEAM
In exchange for the promises of Team set forth above, Employee promises to do the following:
(1)    Transition Duties. Until the Last Day of Employment, Employee will serve as “Special Advisor” of Team, reporting to the Chief Executive Officer of Team, Inc. Employee agrees that during the remaining period of his employment, Employee shall assist with the transition of his duties to his successor as reasonably requested by Team and, commensurate with Employee’s qualifications and historical responsibilities, generally assist with the transition of the business operations of Team in preparation for his departure.
(2)    Reaffirmation and Ratification of Agreement on or after Last Day of Employment. Because it is expected that Employee will sign this Agreement in September 2017, but will continue his employment after signing this Agreement, as a condition of this Agreement and part of the consideration stated in this Agreement, Employee agrees to sign the Reaffirmation and Ratification Agreement in the form attached hereto as Exhibit B (“Reaffirmation and Ratification Agreement”) on or immediately after the Last Day of Employment acknowledging current compliance and ratifying and re-affirming each promise made in this Agreement, including the release and covenant not to sue, as of the date Employee signs that agreement. Except for Employee’s compensation through the Last Day of Employment described in Paragraph C(1), no payments or consideration will be provided under this Agreement unless and until (i) this Agreement is signed and not revoked by Employee, and (ii) the Reaffirmation and Ratification Agreement is signed by Employee and the seven-day revocation period provided under the Reaffirmation and Ratification Agreement expires without revocation by Employee ((i) and (ii), collectively, the “Release Conditions”).
(3)    General Release and Covenant Not to Sue. Subject to the exclusions identified in this paragraph, Employee hereby releases and discharges Team, Inc., its subsidiaries (past and present), business units, divisions, affiliates, successors, assigns, lessees, trustees, directors, officers, officials, managers, representatives, employees, and agents from all legal, equitable, or administrative claims or any claims for wrongful discharge, discrimination, retaliation, harassment, breach of contract with respect to employment, intentional or negligent infliction of emotional distress, defamation, interference with employment related contract, or any other employment-related cause of action based on federal, state, or local law or the common law, whether in tort or in contract that Employee may have against any of them from the beginning of time to the effective date of this Agreement. Notwithstanding anything herein to the contrary, this release specifically excludes (i) claims Employee may be entitled to under workman’s compensation laws, (ii) any entitlement Employee might have to director and officer insurance, (iii) any vested benefits pursuant to an ERISA employee benefits plan, (iv) claims for amounts or benefits due under this Agreement, (v) claims for indemnification in accordance with the Team, Inc. Certificate of Incorporation and Bylaws, and (vi) any claims against agents of the Company that do not relate to Employee’s employment with Team. Except for claims arising from the exclusions in the foregoing sentence and as stated in Paragraphs (D)(4) and (D)(5)(c) below, Employee promises not to sue, file any sort of claim, or seek or receive monetary or other damages or relief regarding any of the claims released in this Agreement.
(4)    Release of Employment Claims. Employee agrees that this release includes, but is not limited to, any claims arising from his employment with and termination of employment from Team, including without limitation claims for any form of compensation, severance, contract claims or privacy rights, or any other claims arising before the date this Agreement is signed. With the exception of accrued but unpaid payroll accrued in the ordinary course of business, and with the exception of unpaid expense reimbursements, Employee represents that he has been paid in full all compensation of any form which was owed to Employee through the date this Agreement was signed. Employee agrees that this release includes any employment related claim the Employee may have, including employment related claims of which Employee may not presently be aware. This Agreement does not release any claims that may arise after Employee signs this Agreement.

(5)    Release of ADEA and Other Claims. This release specifically includes, but is not limited to, age discrimination claims arising under the Age Discrimination in Employment Act of 1967 and the Older Workers Benefit Protection Act (“ADEA”), all claims and causes of action arising under Title VII of the Civil Rights Act, the Americans with Disabilities Act (“ADA”), the Family and Medical Leave Act (“FMLA”), common law torts, any causes of action or claims arising under or based on any state or local law, statute, public policy, order, or regulation regarding employment; any claim regarding the enforceability or scope of any obligations regarding non-disclosure, non-competition and non-solicitation; and any and all suits in tort or contract, the Employee Retirement Income Security Act (“ERISA”), and all other claims arising under federal, state, or local statutes, common law, ordinances, or equity, the Team, Inc. Senior Management Compensation and Benefits Continuation Policy, as amended, the Team, Inc. Executive Incentive Plan, the Plan Documents, and all other claims for wages, benefits, bonuses, vacation pay, severance pay or other compensation, except as otherwise provided above. Employee acknowledges that the consideration provided for in this waiver and release is in addition to anything of value to which Employee was already entitled. Employee acknowledges that he is waiving and releasing any rights he may have under the ADEA and that he knowingly and voluntarily provides this waiver and release and that he understands all terms of this Agreement. Employee and Team agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the effective date of this Agreement. Employee further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) calendar days within which to consider this Agreement; (c) he has seven (7) calendar days following the execution of this Agreement by the parties during which to revoke the Agreement; and (d) the Agreement shall not be effective until the seven (7) day revocation period has expired.

(6)    Nondisparagement. Excluding the Protected Rights referenced below, Employee agrees to not publish or make in any manner any oral or written statements about Team, Inc., its subsidiaries (past and present), business units, divisions, affiliates, successors, assigns, trustees, directors, officers, officials, managers, representatives, and employees that are untrue, defamatory, disparaging, malicious, obscene, threatening, harassing, intimidating or discriminatory and which are designed to harm. Team, Inc. agrees to instruct its officers and directors as of the date of this Agreement not to make in any manner any oral or written statements about Employee that are untrue, defamatory, disparaging, malicious, obscene, threatening, harassing, intimidating or discriminatory and which are designed to harm. In the event of a Change in Control, or in the event new officers and/or directors are otherwise installed for any reason, Team, Inc. will, upon receipt of a written request from Employee, instruct the new officers and/or directors not to make in any manner any oral or written statements about Employee that are untrue, defamatory, disparaging, malicious, obscene, threatening, harassing, intimidating or discriminatory and which are designed to harm.

(7)    Protected Rights.

(a)    Nothing in this Agreement shall be construed as an attempt to waive any right or claim which: is not waivable as a matter of law, is provided under this Agreement or arises after the signing of this Agreement, involves unemployment compensation benefits if Employee is otherwise qualified for such benefits under applicable law, or involves any pending workers’ compensation claim (however, Employee represents that he has no unfiled workers’ compensation claim or unreported injury). To the extent that any such claim cannot be waived as a matter of law, it is understood that Employee reserves the right to file such claim, but Employee expressly waives Employee’s right to any relief of any kind should Employee or any other person or entity pursue any claim on Employee’s behalf except as stated below.

(b)    Nothing in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission (“SEC”) or any other federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies, including providing documents or other information, without notice to the Company. Neither this Agreement nor any other agreement or policy of Team limits Employee’s right to receive an award for information provided to the SEC or any other non-waivable right to recover an award from another governmental agency.
(c)    Neither this Agreement nor any other agreement or policy of Team shall prohibit Employee from the following disclosures: (i) disclosures of trade secrets made in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) disclosures of trade secrets made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal or per court order, or (iii) disclosures of trade secrets by a plaintiff to his or her attorney in a lawsuit for retaliation for reporting a suspected violation of law and use of the trade secret information in the court proceeding, if any document containing the trade secrets is filed under seal and does not disclose the trade secrets, except pursuant to court order, or (iv) other actions protected as whistleblower activity under applicable law. Employee is not required to notify Team of these allowed reports or disclosures.
(8)    Confidentiality and Covenant of Non-Disclosure, Non-Competition, and Non-Solicitation.
(a)    Employee understands and acknowledges that during the course of his employment with Team, he has had access to and learned about confidential, secret, and proprietary documents, materials, and other information, in tangible and intangible form, of and relating to Team, its affiliated companies, and their businesses and existing and prospective customers, suppliers, investors, and other associated third parties (“Confidential Information”).
(b)    For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information of and relating to Team, its affiliated companies, and their businesses and existing and prospective customers, suppliers, investors, and other associated third parties not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, sales information, revenue, costs, formulae, notes, communications, product plans, ideas, audiovisual programs, inventions, unpublished patent applications, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, distributor lists, and buyer lists of Team, its affiliated companies or their businesses, or any of its existing or prospective customers, suppliers, investors, or other associated third parties, or of any other person or entity that has entrusted confidential information to Team and which Team is obligated to keep confidential.

(c)    The Employee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.
(d)    The Employee understands and agrees that Confidential Information developed by him in the course of his employment by Team shall be subject to the terms and conditions of this Agreement as if Team furnished the same Confidential Information to the Employee in the first instance. Confidential Information and trade secrets shall not include information that (i) is generally available to and known by the public at the time of disclosure to the Employee, provided that such disclosure is through no direct or indirect fault of the Employee or person(s) acting on the Employee’s behalf; (ii) becomes generally known within the industry through no fault, act or failure to act, error, effort or breach of this Paragraph by Employee; or (iii) is obtained from a third party with a legal right to possess and disclose it.
(e)    Acknowledgment. The Employee understands that the nature of Employee’s position has provided him with access to and knowledge of Confidential Information and placed him in a position of trust and confidence with Team. The Employee further understands and acknowledges that Team’s ability to reserve the Confidential Information for the exclusive knowledge and use of Team is of great competitive importance and commercial value to Team, and that improper use or disclosure by the Employee is likely to result in unfair or unlawful competitive activity or might cause Team to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages or criminal penalties.
(f)    Disclosure and Use Restrictions. The Employee agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of Team not having a need to know and authority to know and use the Confidential Information in connection with the business of Team and, in any event, not to anyone outside of the direct employ of Team except as required in the performance of any of the Employee’s remaining authorized employment duties to Team, if any, and only with the prior consent of an authorized officer acting on behalf of Team in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of Team, except as required in the performance of any of the Employee’s remaining authorized employment duties to Team or with the prior consent of an authorized officer acting on behalf of Team in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). This Agreement does not, in any way, restrict or impede the Employee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Employee shall promptly provide written notice of any such order or non-waivable legal right to the General Counsel of Team. Further, this Agreement does not prevent Employee from the Protected Rights addressed above, including making a good faith report or related disclosures to any governmental agency or entity regarding potential violations of applicable federal, state, or local law or to take other actions protected as whistleblower activity under applicable law. Employee is not required to notify the Company of these reports or disclosures.
(g)    Duration of Confidentiality Obligations. The Employee understands and acknowledges that his obligations under this Agreement with regard to any particular Confidential Information shall commence immediately and shall continue so long as the information protected remains confidential in nature.

(h)    Non-Compete. Because of Team’s legitimate business interest in protecting its Confidential Information, confidential training, and goodwill, as described herein and the good and valuable consideration offered to the Employee described herein, the Employee agrees and covenants, during his employment with Team and for a period of twenty-four (24) months beginning on the Last Day of Employment, to run consecutively, not to engage in Prohibited Activity within the geographic area in the United States where he has had direct business responsibility during the last two years of, and in connection with, his employment with Team.
For purposes of this non-compete clause, “Prohibited Activity” is any activity as an employee, employer, owner, operator, manager, advisor, consultant, contractor, agent, partner, director, stockholder, officer, investor, volunteer, intern, or any other similar capacity engaged in by Employee on his own behalf or on behalf of any person or entity engaged in the same or similar business as Team and that provides any of the services or product sales as Team currently provides as listed on the websites of Team or its subsidiary companies, including such entities engaged in the business of: specialty maintenance and construction services required in maintaining high temperature and high pressure piping systems and vessels utilized extensively in heavy industry, which service includes, but is not limited to, inspection and assessment, field heat treating, leak repair, composite repair, fugitive emissions control, hot tapping, isolation test plugs, line stops or line plugs, wet tapping, line freezes or line thaws, field machining, welding, technical bolting or torquing, concrete repair and restoration, field and shop valve repair and sales, installation, distribution, maintenance and warranty work for valves and valve products and service of waterworks valves, clamps and enclosures and any other services or products Team currently provides, including designing, developing, manufacturing, distributing or assembling equipment or products to support such services. Employee expressly acknowledges and agrees that, due to the nature of his employment with Team, any activities falling within the definition of Prohibited Activity would necessarily and inevitably involve the use and/or disclosure by Employee of Team’s trade secrets and Confidential Information.
Any business, company, partnership, entity, or other form of organization that offers any of the products and/or services of the type offered by Team, or its affiliated companies, in the Territory shall be considered to be engaged in the same or similar business as Team.
This paragraph D(8)(h) shall not prohibit Employee from purchasing or owning less than five percent (5%) of the securities of any entity, provided that (i) such ownership represents a passive investment, (ii) Employee is not a controlling person of, or a member of a group that controls, such entity and (iii) Employee does not breach his obligations under paragraphs (D)(8)(a)-(g) in connection with such purchase or ownership.
(i)    Non-Solicitation of Employees. The Employee agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of Team with whom he worked or about whom he had access to Confidential Information during his employment with Team and during a period of twenty-four (24) months beginning on Employee’s Last Day of Employment with the Team, to run consecutively.
(j)    Non-Solicitation of Customers.
(i)    The Employee understands and acknowledges that because of the Employee’s experience with and relationship to Team, he has had access to and learned about much or all of Team’s customer information. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information, and other confidential information identifying facts and circumstances specific to the customer and relevant to sales and/or services.

(ii)    The Employee understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm to Team.
(iii)    Employee agrees and covenants, during his employment with Team and for a period of twenty-four (24) months beginning on his Last Day of Employment, to run consecutively, not to directly or indirectly solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, text and instant message), attempt to contact or meet with Team’s current or prospective customers (defined as potential customers towards whom Team has, within the two years prior to such solicitation, taken significant steps towards establishing a customer relationship) for purposes of offering or accepting goods or services similar to or competitive with those offered by Team.
(iv)    This restriction shall only apply to: (a) Customers or prospective customers of Team that Employee had direct or indirect contact with in any way since January 1, 2016; (b) Customers or prospective customers about whom the Employee has had access to trade secret or confidential information; or (c) Customers or prospective customers about whom the Employee has had access to information that is not available publicly.
(9)    Trade Secrets. Employee agrees that he will not, without prior written approval of Team, disclose to anyone outside Team or use, for his own private benefit or the benefit of any third party, any trade secrets or Confidential Information proprietary to Team, or its affiliated companies, or which Team is obligated to protect, including, but not limited to all processes, designs, formulas, inventions, computer programs, know how, technical information, marketing strategies and plans, pricing information, and customer lists belonging to Team or its affiliated companies or their customers.
(10)    Non-Disclosure of this Agreement. Employee agrees not to disclose or discuss the terms and conditions of this Agreement with any person or party, including, without limitation, suppliers or customers, communication media, the press, publishers, journalists, reporters, and current, former, and future employees of Team, except that, and notwithstanding anything to the contrary in paragraph D(8), Employee may disclose and discuss the terms and conditions of this Agreement with Employee’s attorney, tax advisor, family members, and any prospective future employer, or as required or protected by law.
(11)    Return of Team Property. Employee warrants and agrees that, as of the Last Day of Employment Employee will return to Team, without undertaking any unauthorized modification or deletion, all of Team’s property in Employee’s possession or control relating to the Employee’s employment with Team, including but not limited to, Company issued vehicles, computers, computer equipment, other equipment, Confidential Information, files, records, manuals, memoranda, documents, keys, access cards, credit cards, phone cards and all of the tangible and intangible property belonging to Team, or its affiliates, (hard copy or electronic) or its or their vendors, contractors, subcontractors, customers or prospective customers. Employee will not retain any copies or summaries, electronic or otherwise, of such property, unless agreed to in writing by an authorized senior-level officer of Team, Inc. Notwithstanding the foregoing, to the extent such Company property is not in Employee’s possession on the Last Day of Employment, Employee covenants and agrees to use his best efforts to retrieve such Company property and return to the Company as soon after his Last Day of Employment as reasonably possible.
(12)    Remedies. Employee agrees to fully comply with each of the terms of this Agreement in return for the opportunity to receive the consideration promised by Team, which Employee acknowledges and agrees is good, valuable and sufficient consideration to support the agreements contained herein. Team will provide the consideration specified above only in return for Employee’s promises made and continued compliance with all terms of this Agreement. Compliance with and satisfaction of the material terms of this Agreement is a specific condition for the consideration provided by Team under this Agreement.
Employee understands that the promises and restrictions set forth in this Agreement may limit Employee’s ability to engage in certain actions but acknowledges that Employee has been provided sufficient consideration or benefits under this Agreement to justify such restrictions. Employee acknowledges that money damages would not be sufficient remedy for any breach of this Agreement by Employee, and Team shall be entitled to enforce such provisions by specific performance and injunctive or other equitable relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for such breach, but shall be in addition to all remedies available at law or in equity to Team, including the recovery of damages involved in such breach, attorneys’ fees and costs, forfeiture of the opportunity to receive the consideration under this Agreement including any payments or any vesting of restricted stock units, and forfeiture of any amounts paid or prior vesting provided under this Agreement, and all remedies available to Team pursuant to other agreements with Employee or under any applicable law. It is expressly understood and agreed that Team and Employee consider each of the restrictions and obligations contained or referenced in this Agreement to be reasonable and necessary to protect the business of Team.
(13)    Internal Revenue Code Section 409A. Employee and Team acknowledge and agree that: the form and timing of any payments and benefits to be provided pursuant to this Agreement are intended to be exempt from or to comply with one or more exceptions to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations thereunder (“Section 409A”), including the requirement for a six-month suspension on payments or benefits to “specified employees” as defined in Section 409A that are not otherwise permitted to be paid within the six-month suspension period. The parties further acknowledge and agree that for purposes of Section 409A, Employee does not have discretion with respect to the timing of the payment of any amounts provided under this Agreement. Notwithstanding any provision of this Agreement to the contrary, the Company, its affiliates, subsidiaries, successors, and each of their respective officers, directors, employees and representatives, neither represent nor warrant the tax treatment under any federal, state, local, or foreign laws or regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any payment or benefits contemplated by this Agreement including, but not limited to, when and to what extent such payments or benefits may be subject to tax, penalties and interest under the Tax Laws. Any tax, penalties or interest imposed under the Tax Laws with respect to any payments or benefits contemplated by this Agreement shall be the sole and exclusive obligation of Employee and Team shall have no obligation to indemnify Employee or otherwise make Employee whole with respect of such tax, penalties and interest.
(14)    Further Assurances and Cooperation. During the Term of this Agreement and thereafter by mutual agreement, Employee agrees to provide truthful testimony and information and to otherwise reasonably cooperate with Team or any of its affiliates, representatives, officers, directors or agents in connection with the defense, prosecution or evaluation of any pending or potential claims or proceedings involving or effecting Team that relate to any decisions in which Employee participated or any matter of which Employee has or had knowledge. To the extent that Employee reasonably determines that compliance by Employee with his obligations under this paragraph D(14) presents a conflict of interest for Employee, Employee shall have sole discretion to retain an attorney of his choosing, and Team, Inc. will reimburse Employee for reasonable legal fees incurred by Employee in connection with obtaining legal advice regarding such conflict of interest.
(15)    Venue; Applicable Law. The venue for any dispute between the parties arising from or relating to this Agreement or Employee’s obligations hereunder shall be exclusively in the federal and state courts of Harris

County, Texas, unless another forum is required by applicable law. This Agreement shall be construed in accordance with the laws of the State of Texas, without regard to the conflict of law provisions of any jurisdiction. In the event that Employee resides in a state in which this consent to or waiver of objections to governing law and venue may not be effective as a matter of law, then the Parties agree that this selection of governing law and venue shall be that of the city and state in which Employee primarily resides.
(16)    No Admission of Liability. The parties understand and acknowledge that this Agreement constitutes a compromise and settlement of any current or potential claims. No action taken by the parties hereto, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any current or potential claims theretofore made, or (b) an acknowledgement or admission by either party of any fault or liability whatsoever to the other party or to any third party.
(17)    Representations; Modifications; Severability; Assignment. Employee acknowledges that Employee has not relied upon any representations or statements, written or oral, not set forth in this Agreement. This Agreement cannot be modified except in writing and signed by both parties. If any part of this Agreement is found to be unenforceable by a court of competent jurisdiction, then such unenforceable portion shall be modified by the court to be enforceable. If modification is not possible, then such unenforceable provision will be severed from and shall have no effect upon the remaining portions of the Agreement. Team may assign its rights and obligations under this Agreement and this Agreement inures to the benefit of, and shall be binding upon, any successor of Team.
(18)    No Waiver. No failure by either Party at any time to give notice of any breach by the other Party of, or to require compliance with, any condition or provision of this Agreement shall (i) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (ii) preclude insistence upon strict compliance in the future.
(19)    Notices. Any notices regarding acceptance, rejection, revocation or any other matters arising under this Agreement shall be sent by a method of delivery which provides a receipt of delivery and shall be addressed as provided below. Any change of contact information listed below shall be promptly reported to the other party at the address below. Notices to Employee should be addressed to his home address on file with Team, as well as to [omitted]. Notices to Team should be addressed to either the SVP, Human Resources or the EVP, Chief Legal Officer for Team Industrial Services, Inc. located at 13131 Dairy Ashford, Suite 600, Sugar Land, Texas 77478. Such notice may be delivered by fax to 281.388.4411 or electronic mail (with confirmed receipt) to Mark.Hinderliter@Teaminc.com or Butch.Bouchard@Teaminc.com.
E.    MISCELLANEOUS TERMS AGREED TO BY THE PARTIES
In exchange for the promises made by and to Employee and Team, they mutually agree to the following terms:
(1)    Either party may enforce the Agreement in court if the other party breaches it.
(2)    If a court refuses to enforce any part of the Agreement, the remainder of this Agreement will not be affected and will remain in force.
(3)    Team does not admit violating any state, federal, or local laws by entering into this Agreement.
(4)    This Agreement and the Ratification Agreement to be signed on or after the Last Day of Employment, the RSU Agreements, and the Plan Documents, contain the entire and only Agreement between Team and Employee regarding Employee’s termination of employment. All oral or written promises or assurances that are not contained in the Agreement are waived, invalid, and unenforceable, other than any otherwise existing obligations of Employee under contract or under the law regarding duties of confidentiality, non-solicitation, or non-competition which shall remain in full force and effect. This Agreement may not be modified except in a writing signed by Employee and an authorized officer of Team.
F.    EMPLOYEE’S ASSURANCES TO TEAM
The Agreement is a legal document with legal consequences. Team wants to be certain that Employee fully understands the legal effect of signing this Agreement. Employee, therefore, makes the following assurances:
(1)    I have carefully read the complete Agreement.
(2)    The Agreement is written in language that is understandable to me.
(3)    I understand all of the provisions of this Agreement.
(4)    I enter this Agreement freely and voluntarily. I am under no coercion or duress whatsoever in considering or agreeing to the provisions of this Agreement.
(5)    I understand that this Agreement is a contract and that either party may enforce it.
(6)    I have been given a period of twenty-one (21) calendar days to consider the terms of the offer contained in this Agreement. This twenty-one (21) day period has provided me with sufficient time to consider my options and to seek the advice of legal counsel, tax or financial advisors, family members, and anyone else whose advice I value.
(7)    After signing this Agreement, I have a period of seven (7) calendar days to revoke. I can revoke this Agreement by notifying Team in writing of my wish to do so within the seven (7) day period. The notice of revocation must be sent as designated in the Notices Section. In fact, this Agreement is not effective until the eighth (8th) calendar day after it is signed by me, provided the Agreement is not revoked (the “effective date”).
(8)    I agree and acknowledge that without all of my promises in this Agreement, I am not otherwise entitled to any consideration or amount(s) that may be paid to me under this Agreement.
(9)    Team has urged me, in writing, to review this document with my lawyer prior to signing.
PLEASE READ AND CONSIDER THIS AGREEMENT CAREFULLY BEFORE SIGNING IT. THIS AGREEMENT CONTAINS A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS YOU MAY HAVE AGAINST TEAM.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth below their signatures.

TED W. OWEN:

/s/ Ted W. Owen	9/17/17

(Date Signed)

TEAM, INC.

By:	/s/ André C. Bouchard	9/18/2017

(Date Signed)
Name:	André C. Bouchard
Its:	EVP, Chief Legal Officer

[Signature Page to Ted W. Owen Severance and Non-Compete Agreement]

Exhibit A-1

Grant Date	Unvested	Vesting/Delivery Date
October 15, 2013	1,594	1,594 on October 15, 2017
November 4, 2014	2,121	2,121 on November 4, 2017
October 15, 2015	2,506	2,506 on October 15, 2017
November 15, 2016	2,675	2,675 on November 15, 2017

Exhibit A-2

Grant Date	Unvested	Delivery Date
November 4, 2014	2,121	2,121 on November 4, 2018
October 15, 2015	5,012	2,506 on October 15, 2018 2,506 on October 15, 2019
November 15, 2016	8,025	2,675 on November 15, 2018 2,675 on November 15, 2019 2,675 on November 15, 2020

CONFIDENTIAL REAFFIRMATION AND RATIFICATION AGREEMENT by and among Team, Inc. and Ted W. Owen

This Confidential Reaffirmation and Ratification Agreement (“Reaffirmation”) is by and between Ted W. Owen (“Employee”) and Team, Inc., and their affiliated entities (collectively “Team”). Employee and Team may be referred to individually as “Party” and/or collectively as the “Parties.”
WHEREAS, the Parties entered into that certain Confidential Severance Agreement and Release dated September 18, 2017 (the “Severance Agreement”), and which is incorporated into this Reaffirmation in full by reference, whereby Employee resigned from Team and from all director and officer positions with Team, and all of Team’s affiliated entities, effective on Employee’s Last Day of Employment (as defined in the Severance Agreement);
WHEREAS, as part of the Severance Agreement, Employee agreed to certain non-disclosure, non-competition, and non-solicitation obligations, and further agreed to waive and release certain claims (“Employee’s Promises”) in exchange for good and valuable consideration provided to Employee by Team (“Team’s Promises”);
WHEREAS, in exchange for Team’s Promises, Employee further agreed to sign this Reaffirmation on or immediately after the Last Day of Employment acknowledging current compliance with, and ratifying and re-affirming each of Employee’s Promises made in the Severance Agreement; and
WHEREAS, except for Employee’s compensation through the Last Day of Employment described in Paragraph C(1) of the Severance Agreement, no payments or consideration will be provided under the Severance Agreement unless and until after the signing of this Reaffirmation and the expiration without revocation of the seven-day revocation period provided under this Reaffirmation.
NOW THEREFORE, in accordance with Paragraph D(2) of the Severance Agreement, and in exchange for Team’s Promises set forth in Paragraphs (C)(2) and (C)(3) of the Severance Agreement, Employee acknowledges and agrees as follows:
G.    EMPLOYEE’S ACKNOWLEDGEMENT, RE-AFFIRMATION AND RATIFICATION
(1)    Acknowledgement of Current Compliance. Employee acknowledges that he is currently in compliance with each of the promises made by Employee in the Severance Agreement, including but not limited to:

(a)	Employee’s promise of nondisparagement, as stated in Paragraph D(6) of the Severance Agreement;

(b)	Employee’s promise of confidentiality and non-disclosure, as stated in Paragraph D(8)(a)-(g) of the Severance Agreement;

(c)	Employee’s promise of non-competition, as stated in Paragraph D(8)(h) of the Severance Agreement;

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(d)	Employee’s promise of non-solicitation of employees, as stated in Paragraph D(8)(i) of the Severance Agreement;

(e)	Employee’s promise of non-solicitation of customers, as stated in Paragraph D(8)(j) of the Severance Agreement;

(f)	Employee’s promise of non-disclosure of trade secrets, as stated in Paragraph D(9) of the Severance Agreement; and

(g)	Employee’s promise of non-disclosure of the terms and conditions of the Severance Agreement, as stated in Paragraph D(10) of the Severance Agreement.

(2)
Re-Affirmation and Ratification of Employee’s Promises. Employee re-affirms and ratifies each of the representations and promises made by Employee in the Severance Agreement and states that each such promise is reasonable and necessary and fully enforceable, including but not limited to the following promises:

(a)	Employee’s General Release and Covenant Not to Sue, as stated in Paragraph D(3) of the Severance Agreement;

(b)	Employee’s Release of Employment Claims, as stated in Paragraph D(4) of the Severance Agreement;

(c)	Employee’s Release of ADEA and Other Claims, as stated in Paragraph D(5) of the Severance Agreement;

(d)	Employee’s promise of nondisparagement, as stated in Paragraph D(6) of the Severance Agreement;

(e)	Employee’s promise of confidentiality and non-disclosure, as stated in Paragraph D(8)(a)-(g) of the Severancec Agreement;

(f)	Employee’s promise of non-competition, as stated in Paragraph D(8)(h) of the Severance Agreement;

(g)	Employee’s promise of non-solicitation of employees, as stated in Paragraph D(8)(i) of the Severance Agreement;

(h)	Employee’s promise of non-solicitation of customers, as stated in Paragraph D(8)(j) of the Severance Agreement;

(i)	Employee’s promise of non-disclosure of trade secrets, as stated in Paragraph D(9) of the Severance Agreement;

(j)	Employee’s promise of non-disclosure of the terms and conditions of the Severance Agreement, as stated in Paragraph D(10) of the Severance Agreement;

(k)	Employee’s promise to return all Team property, as stated in Paragraph D(11) of the Severance Agreement; and

(l)	Employee’s further assurances and promise of cooperation, as stated in Paragraph D(14) of the Severance Agreement.

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(3)    Protected Rights.
(a)    Nothing in this Reaffirmation shall be construed as an attempt to waive any right or claim which: is not waivable as a matter of law, is provided under this Reaffirmation or arises after the signing of this Reaffirmation, involves unemployment compensation benefits if Employee is otherwise qualified for such benefits under applicable law, or involves any pending workers’ compensation claim (however Employee states he has no unfiled workers’ compensation claim or unreported injury). To the extent that any such claim cannot be waived as a matter of law, it is understood that Employee reserves the right to file such claim, but Employee expressly waives Employee’s right to any relief of any kind should Employee or any other person or entity pursue any claim on Employee’s behalf except as stated below.
(b)    Nothing in this Reaffirmation limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission (“SEC”) or any other federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands that this Reaffirmation does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies, including providing documents or other information, without notice to the Company. Neither this Reaffirmation nor any other Reaffirmation or policy of Team limits Employee’s right to receive an award for information provided to the SEC or any other non-waivable right to recover an award from another governmental agency.
(c)    Neither this Reaffirmation nor any other agreement or policy of Team shall prohibit Employee from the following disclosures: (i) disclosures of trade secrets made in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) disclosures of trade secrets made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal or per court order, or (iii) disclosures of trade secrets by a plaintiff to his or her attorney in a lawsuit for retaliation for reporting a suspected violation of law and use of the trade secret information in the court proceeding, if any document containing the trade secrets is filed under seal and does not disclose the trade secrets, except pursuant to court order, or (iv) other actions protected as whistleblower activity under applicable law. Employee is not required to notify Team of these allowed reports or disclosures.
(4)    Venue; Applicable Law. The venue for any dispute between the parties arising from or relating to this Reaffirmation or Employee’s obligations hereunder shall be exclusively in the federal and state courts of Harris County, Texas, unless another forum is required by applicable law. This Reaffirmation shall be construed in accordance with the laws of the State of Texas, without regard to the conflict of law provisions of any jurisdiction. In the event that Employee resides in a state in which this consent to or waiver of objections to governing law and venue may not be effective as a matter of law, then the Parties agree that this selection of governing law and venue shall be that of the city and state in which Employee primarily resides.
(5)    No Waiver. No failure by either Party at any time to give notice of any breach by the other Party of, or to require compliance with, any condition or provision of this Reaffirmation shall (i) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (ii) preclude insistence upon strict compliance in the future.
(6)    Miscellaneous Terms. Either party may enforce the Reaffirmation in court if the other party breaches it. If a court refuses to enforce any part of the Reaffirmation, the remainder will not be affected and will remain in force. Team does not admit violating any state, federal, or local laws by entering into this Reaffirmation. This Reaffirmation and the Severance Agreement, the RSU Agreements (as defined in the Severance

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Agreement), the Plan Documents (as defined in the Severance Agreement), contain the entire and only agreements between Team and Employee regarding Employee’s termination of employment. All oral or written promises or assurances that are not contained in these agreements are waived, invalid and unenforceable, other than any otherwise existing obligations of Employee under contract or under the law regarding duties of confidentiality, non-solicitation or non-competition which shall remain in full force and effect. This Reaffirmation may not be modified except in a writing signed by Employee and an authorized officer of Team.
(7)    Notices. Any notices regarding acceptance, rejection, revocation or any other matters arising under this Reaffirmation shall be sent by a method of delivery which provides a receipt of delivery and shall be addressed as provided below. Any change of contact information listed below shall be promptly reported to the other party at the address below. Notices to Employee should be addressed to his home address on file with Team, as well as to [omitted]. Notices to Team should be addressed to either the SVP, Human Resources or the EVP, Chief Legal Officer for Team Industrial Services, Inc. located at 13131 Dairy Ashford, Suite 600, Sugar Land, Texas 77478. Such notice may be delivered by fax to 281.388.4411 or electronic mail (with confirmed receipt) to Mark.Hinderliter@Teaminc.com or Butch.Bouchard@Teaminc.com.
H.    EMPLOYEE’S ASSURANCES TO TEAM
The Reaffirmation is a legal document with legal consequences. Team wants to be certain that Employee fully understands the legal effect of signing this Reaffirmation. Employee, therefore, makes the following assurances:
(1)    I have carefully read the complete Reaffirmation.
(2)    The Reaffirmation is written in language that is understandable to me.
(3)    I understand all of the provisions of this Reaffirmation.
(4)    I enter this Reaffirmation freely and voluntarily. I am under no coercion or duress whatsoever in considering or agreeing to the provisions of this Reaffirmation.
(5)    I understand that this Reaffirmation is a contract and that either party may enforce it.
(6)    I have been given a period of twenty-one (21) calendar days to consider the terms of the offer contained in this Reaffirmation. This twenty-one (21) day period has provided me with sufficient time to consider my options and to seek the advice of legal counsel, tax or financial advisors, family members, and anyone else whose advice I value.
(7)    After signing this Reaffirmation, I have a period of seven (7) calendar days to revoke. I can revoke this Reaffirmation by notifying Team in writing of my wish to do so within the seven (7) day period. The notice of revocation must be sent as designated in the Notices Section. In fact, this Reaffirmation is not effective until the eighth (8th) calendar day after it is signed by me, provided the Reaffirmation is not revoked (the “effective date”).
(8)    I agree and acknowledge that without all of my promises in this Reaffirmation, I am not otherwise entitled to any consideration or amount(s) that may be paid to me under the Severance Agreement.
(9)    Team has urged me, in writing, to review this document with my lawyer prior to signing.

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PLEASE READ AND CONSIDER THIS REAFFIRMATION CAREFULLY BEFORE SIGNING IT. THIS REAFFIRMATION REAFFIRMS A SEVERANCE AGREEMENT CONTAINING A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS YOU MAY HAVE AGAINST TEAM.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Parties have executed this Reaffirmation as of the date set forth below their signatures.

TED W. OWEN:

(Date Signed)

TEAM, INC.
By:
(Date Signed)
Name:

Its:

[Signature Page to Ted W. Owen Reaffirmation Agreement]